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                                                                      Exhibit 12

                             Cytec Industries Inc.
               Computation of Ratio of Earnings to Fixed Charges
                         (Dollar amounts in millions)

                                                           Three Months                  Six Months
                                                               Ended                        Ended
                                                              June 30,                     June 30,
                                                              --------                     --------
                                                         1999          1998          1999           1998
                                                         ----          ----          ----           ----
Earnings before income taxes and equity in
  earnings of associated companies                       43.3          48.7          82.6           93.1
Add:
  Distributed income of associated companies              4.8           5.2           4.9            5.2
  Amortization of capitalized interest                    0.1             -           0.1              -
  Fixed Charges                                           8.7           7.3          17.4           13.8
Less:
  Capitalized interest                                   (0.3)         (0.3)         (0.3)          (0.3)
                                                        -----          ----          ----          -----
Earnings as adjusted                                     56.6          60.9         104.7          111.8

Fixed Charges:
  Interest on indebtedness including
    amortized premiums, discounts and
    deferred financing costs                              7.5           5.9          15.0           11.0
  Portion of rents representative of the
    interest factor                                       1.2           1.4           2.4            2.8
                                                        -----          ----          ----           ----
Fixed charges                                             8.7           7.3          17.4           13.8
                                                        -----          ----          ----           ----

Ratio of earnings to fixed charges                        6.5           8.3           6.0            8.1
                                                        =====          ====          ====           ====
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